Exhibit 10.9

May 30, 2012

John Geschke

[Personal Address]

Dear John:

On behalf of Zendesk, Inc. (the "Company"), I am pleased to offer employment to you. The purpose of this letter is to outline the terms for your employment.

Position: Your initial position with the Company will be General Counsel. This is a regular full-time exempt position reporting to Alan Black, Chief Financial Officer. As discussed, we will consider, if and when appropriate for you and the Company, a change in your reporting responsibilities such that you report directly to the Company's Chief Executive Officer.

Start Date: Your first day of employment will be determined by a date agreed upon by both parties, subject to the Company's satisfactory completion of a background check, references and board approval.

Salary: The Company will pay you an annual salary of $240,000, paid bi-weekly during your employment, and subject to periodic review and adjustment at the discretion of the Company. Your salary and other compensation will be subject to applicable deductions and withholdings.

Bonus: You will be eligible to receive an annual performance bonus of $60,000, based upon quarterly and annual targets established separately. The actual bonus is discretionary and will be subject to the Company's assessment of your performance, as well as business conditions at the Company. The bonus will also be subject to your employment for the full period covered by the bonus, approval by and adjustments at the discretion of the Company's Board of Directors and the terms of any applicable bonus plan separately delivered to you. The Company or the Company's Board of Directors may also make adjustments in the targeted amount of your annual performance bonus. The bonus will be prorated to your start date.

Stock Options: You will be eligible to participate in the Company's stock option program, subject to approval by the Board of Directors. We will recommend to the Board of Directors, no later than the first meeting of the Board following your first day of employment, that you be granted an option to purchase 625,000 shares of the Company's common stock, which represents not less than 0.5% of the Company's fully diluted shares outstanding (on an as converted basis) as of the date this Agreement, at an exercise price per share equal to the stock's fair market value on the date of grant. Your eligibility for stock options will be governed by the 2009 Stock Option and Grant Plan and any associated stock option agreement required to be entered into by you and the Company.

Stock Option Vesting: Your stock options will vest over a four-year vesting schedule. The first 25% shall vest on your first anniversary with the Company, subject to acceleration provisions provided below. The remaining 75% shall vest ratably over the remaining 36 months. In the event of a Sale Event, as described by the Plan, all unvested options will accelerate and become vested.

Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to employees, including health, dental, life and disability insurance, subject to the terms and conditions of those plans and programs which may be modified from time to time. Details of these benefits programs, including mandatory employee contributions, will be made available to you when you start. You may also participate in the Company's 401 (k) Retirement Plan and you will be eligible to receive up to twenty (20) days of paid time off (PTO), which shall accrue on a prorated basis. PTO covers scheduled vacation or personal time off as well as unscheduled situations such as personal or family illness and emergencies. The Company will reimburse you for the ongoing fees and expenses associated with your maintaining your license to practice law in the jurisdictions in which you are currently licensed.

Representation Regarding Other Obligations: This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at Zendesk. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible.

Other Terms: Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice. Similarly, the terms of employment outlined in this letter are subject to change at any time provided that the at-will nature of your employment may not be altered except by a formal writing signed by the Company's Chief Executive Officer. You also will be required to sign the Company's standard Confidentiality and Assignment Agreement ("Employee Agreement") as a condition of your employment. This offer letter and the Employee Agreement shall be governed by California law. A copy of that Agreement is enclosed. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about the opportunity to work with you at Zendesk, Inc. If you have any questions about this information, please do not hesitate to call. Otherwise, please confirm your acceptance of this offer of employment by May 31, 2012, by signing below and returning a copy.

We are confident that with your background and skills, you will have an immediate positive impact on our organization.

Very truly yours,

/s/ Mikkel Svane
Mikkel Svane
Chief Executive Officer

/s/ John Geschke	May 30, 2012
John Geschke	Date